Exhibit 10.1

                    JPMorgan Chase Bank, N.A.

Special Credits Group

1717 Main Street, 4th Floor

Dallas, Texas 75201

Tel (214) 290-2799

Fax (214) 290-2740

March 23, 2005

Matrix Service Company

Attn: George L. Austin, Vice President

10701 East Ute Street

Tulsa, OK 74116

All Other Loan Parties Under the Credit

Agreement Described Below

Re:	Credit Agreement dated as of March 7, 2003 among Matrix Service Company, as “Borrower,” the Lenders described therein, and J. P. Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office, Chicago)), as a Lender, LC Issuer, and as Agent for the Lenders, and others, as amended (as amended, the “Credit Agreement”)

Gentlemen:

This is in regard to the above-referenced Credit Agreement. Capitalized terms not defined in this letter have the same meanings as in the Credit Agreement. Borrower has advised the Agent about certain aspects of Borrower’s projected quarter-end financial results (for the fiscal quarter ending February 28, 2005) that will cause Borrower to breach certain financial covenants in Section 6.27 of the Credit Agreement and that reflect financial performance below Borrower’s previous projections. Accordingly, at this time there exists an “Unmatured Default” under the Credit Agreement (such Unmatured Default being referred to herein as the “Specified Unmatured Default”). Among other things, the Specified Unmatured Default would prevent Borrower from meeting the conditions set forth in Section 4.2 of the Credit Agreement necessary for Borrower to receive any Credit Extension and could, under certain circumstances, ripen into a Default under the Credit Agreement.

To the extent it is affected by the Specified Unmatured Default, Borrower has requested that the Required Lenders waive the requirements of Section 4.2(i) of the Credit Agreement, which provides that no Credit Extension shall be made unless there exists no Unmatured Default, and that the Required Lenders waive other requirements of the Credit Agreement and the other Loan Documents.

This is to advise that, upon execution and delivery of this waiver letter by the Loan Parties, the Agent and Lenders constituting the Required Lenders, the Lenders shall have agreed to waive all rights and remedies under the Credit Agreement and the other Loan Documents arising from the Specified Unmatured Default, from the date hereof through the end of the Business Day on April 11, 2005 (such date and time the “Waiver Termination Date”), subject to the following:

(i) this waiver shall not be effective until the following conditions are met: (a) Agent’s receipt of a fee of $35,000 that Agent will apply ratably among the Lenders, (b) Borrower has paid all currently invoiced legal fees of Agent and Lenders related to the Loan and all currently invoiced fees of Capstone Corporate Recovery, LLC, and (c) Borrower has retained an investment banker or similar firm acceptable to Agent under a written agreement acceptable to Agent;

(ii) notwithstanding anything to the contrary in the Credit Agreement, provided all conditions therefor in the Credit Agreement (except as specifically waived hereby) are met, the Lenders agree to make Revolving Loans to the Borrower or participate in Facility LCs in accordance with the provisions of Section 2.19 of the Credit Agreement (Facility LCs not to exceed $15,000,000.00 in the aggregate at any one time) from time to time prior to the Waiver Termination Date, in amounts so that at any one time the aggregate amount of all Revolving Loans and Facility LCs shall not exceed the lesser of (a) an amount equal to 70% of the Borrowing Base, (b) $29,000,000.00, or (c) the Aggregate Revolving Loan Commitment;

(iii) this waiver shall be withdrawn without any further action required on the part of the Agent or any of the Lenders, and be of no force or effect, if any one of the following occurs:

(a) any Unmatured Default or Default occurs or exists other than the Specified Unmatured Default,

(b) Borrower does not, on a weekly basis on or before the end of the Business Day on Thursday of each week, provide to Agent a report in a form and covering such topics as are reasonably acceptable to Agent, describing the status of Borrower’s efforts to both (1) obtain new funding in the form of both subordinated debt or equity and a replacement senior credit facility and (2) market and sell Borrower and all its Subsidiaries, or their assets,

(c) Borrower does not, on a weekly basis on or before the end of the Business Day on Wednesday of each week starting Wednesday, March 23, 2005, provide to Agent a written 13-week cash flow projection covering the immediately subsequent thirteen (13) weeks, in a form acceptable to Agent,

(d) Borrower does not, on a weekly basis on or before the end of the last Business Day of each week starting Friday, March 25, 2005, provide to Agent a Borrowing Base Certificate for Borrower on a consolidated basis, dated as of the last Business Day of the immediately preceding week (provided this shall affect or modify any of the obligations of Borrower described in Section 6.1(xi) of the Credit Agreement), or

(e) Borrower does not provide to Agent, on or before the end of the Business Day on March 25, 2005, written evidence acceptable to Agent that Borrower has retained a third-party corporate consulting firm acceptable to Agent under a written engagement letter acceptable to Agent and that such consultant has agreed in writing, as a part of such consultant’s written terms of engagement, to provide deliverables to Borrower (that Borrower shall in turn provide to Agent and the Lenders) that address subjects acceptable to Agent under deadlines acceptable to Agent.

This waiver is limited to the Specified Unmatured Default only and shall not waive such condition as it may relate to any other Unmatured Default or Default.

In consideration of the agreements of Borrower and Lenders set forth herein, the last sentence of Section 2.1.1 of the Credit Agreement is hereby deleted and shall be of no further force and effect.

This waiver letter shall constitute a supplement to the Credit Agreement. From and after the date hereof, references in the Credit Agreement to “this Agreement” and like terms shall be deemed to be references to the Credit Agreement as supplemented by this waiver, and as otherwise amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents. References in the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as supplemented by this waiver letter and as further amended, supplemented, restated or otherwise modified from time to time. This waiver letter is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement. The Credit Agreement as supplemented by this waiver letter is ratified and confirmed in all respects, and all other Loan Documents are hereby ratified and confirmed in all respects.

Except as expressly provided hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, including express limitations therein relating to the date on which such representations and warranties were made. The waiver and agreements set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of the Credit Agreement or of any event, condition, or transaction on the part of the Borrower or any other Person which would require the consent of the Agent or any of the Lenders.

The Borrower and each Loan Party, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the date hereof, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of any Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Borrower and each Loan Party understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

Please indicate your approval of the terms and provisions hereof by executing this letter in the space provided below.

This letter may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto. A facsimile copy of this letter and signatures thereon shall be considered for all purposes as originals.

Yours very truly,

J. P. MORGAN CHASE BANK, N.A., as Agent

By:	/s/ Hal E. Fudge

ACCEPTED AND AGREED TO:

Borrower:

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin, Vice President

Loan Parties:
MATRIX SERVICE INC., an Oklahoma
corporation; MATRIX SERVICE INDUSTRIAL
CONTRACTORS, INC. (formerly known
as MATRIX SERVICE MID-CONTINENT,
INC.), an Oklahoma corporation; MATRIX
SERVICE, INC. CANADA, an Ontario, Canada
corporation; HAKE GROUP, INC., a Delaware
corporation; BOGAN, INC. (including
Fiberspec, a division), a Pennsylvania
corporation; MATRIX SERVICE
SPECIALIZED TRANSPORT, INC.
(formerly known as FRANK W. HAKE,
INC.), a Pennsylvania corporation; HOVER
SYSTEMS, INC., a Pennsylvania corporation;
I & S, INC., a Pennsylvania corporation;
MCBISH MANAGEMENT, INC.,
a Pennsylvania corporation; MECHANICAL
CONSTRUCTION, INC., a Delaware
corporation; MID-ATLANTIC
CONSTRUCTORS, INC., a Pennsylvania
corporation; TALBOT REALTY, INC.,
a Pennsylvania corporation; BISH
INVESTMENTS, INC., a Delaware
corporation; I & S JOINT VENTURE, L.L.C.,
a Pennsylvania limited liability company

By:	/s/ George L. Austin
George L. Austin, Vice President

Lenders:

J. P. MORGAN CHASE BANK, N.A., as Agent

By:	/s/ Hal E. Fudge

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick McGovern
Patrick McGovern, Senior Vice President

UMB BANK, N.A.

By:	/s/ Richard J. Lehrter
Richard J. Lehrter, Community Bank President

WELLS FARGO BANK, NA
(formerly known as Wells Fargo Bank Texas, NA)

By:	/s/ Roger Fruendt
Roger Fruendt, Senior Vice President

INTERNATIONAL BANK OF COMMERCE,
successor in interest to
LOCAL OKLAHOMA BANK,
an Oklahoma Banking Corporation
formerly known as LOCAL OKLAHOMA BANK, NA,

By:	/s/ David G. Moore
David G. Moore, Senior Vice President